Exhibit 23.1

Consent of Independent Registered Pubic Accounting Firm

We have issued our report dated March 17, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of The Bancorp, Inc. on Forms S-3 (File No. 333-185226, effective December 14, 2012 and File No. 333-192367, effective December 6, 2013) and Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005, File No. 333-130709, effective December 27, 2005, File No. 333-176208, effective August 10, 2011 and File No. 333-189014, effective May 31, 2013).

Philadelphia, Pennsylvania

March 17, 2014